EXHIBIT 99

At MedicalCV, Inc.:
John Jungbauer
Vice President, Finance
(651) 452-3000
www.medcvinc.com

FOR IMMEDIATE RELEASE

MEDICALCV SEEKS STRATEGIC ALTERNATIVES FOR MECHANICAL

HEART VALVE BUSINESS

MINNEAPOLIS, September 23, 2004—MedicalCV, Inc. (OTC Bulletin Board: MDCVU), a cardiovascular surgery device manufacturer, today announced that as a result of its expanded efforts into the atrial fibrillation market, it is reevaluating the long-term strategic implications and alternatives for its mechanical heart valve and pyrolytic carbon platforms.

“Our focus and corporate structure has moved aggressively towards the support and dedication to better outcomes in standard and minimally invasive procedures for the 5.5 million patients worldwide that have atrial fibrillation,” said Marc P. Flores, president and chief executive officer.

The company also announced that Adel A. Mikhail, PhD, a director and founder of the company, has resigned from the company’s Board of Directors, citing disagreements over the company’s strategic direction.  The company’s response to Dr. Mikhail’s statements are included in a Form 8-K report to be filed with the SEC today.  Dr. Mikhail served as the company’s chief executive officer until 2001.  During Dr. Mikhail’s tenure, nearly 36,000 Omnicarbon heart valves were implanted, including those manufactured with MedicalCV’s pyrolytic carbon capability.  “The company appreciates the dedication of Adel Mikhail as a director over many years and wishes him well,” said Flores.

The company’s vision and opportunities in the atrial fibrillation market will be discussed at the annual shareholders meeting on Tuesday, October 5th at 3:30 pm, at the Minneapolis Club, Minneapolis, Minnesota.

About MedicalCV

The Company’s primary objective is to develop cardiovascular products for improved patient outcomes by early treatment of cardiovascular disorders.  Historically, the Company has developed, marketed and sold mechanical heart valves known as the Omnicarbon® 3000 and 4000 heart valves.  The Company’s long-range strategy, however, is to achieve profitability by diversifying into high growth markets in cardiovascular surgery.  Near-term, the Company plans to develop and introduce products targeting treatment of atrial fibrillation.  The Company’s securities are traded on the OTC Bulletin Board under the symbol “MDCVU.”

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in this release refer to our expectations regarding operating improvements, development of atrial fibrillation products, minimally invasive treatment of atrial fibrillation and achieving profitability through diversification.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance.  Risks and uncertainties that could affect such performance include, but are not limited to, the following:  the Company’s ability to fund our significant capital needs; market acceptance in the U.S. of the Company’s cardiovascular products; acceptance of minimally invasive techniques for the reduction of atrial fibrillation through ablation; potential reductions in pricing by competitors; the costs of licensing and acquiring new products and technologies; the time and costs involved in obtaining regulatory clearance for cardiovascular products; competing technological and market developments; physician acceptance of the Company’s cardiovascular products; dependence upon governmental reimbursements and third party supplies; and the strength of the market for cardiovascular products.  For more detailed information about these risks and uncertainties, please review the Company’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 2004.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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